Deluxe Corporation
P.O. Box 64235
St. Paul, MN 55164-0235
(651) 483-7111

For additional information:
Terry D. Peterson
VP, Investor Relations and
Chief Accounting Officer

Richard S. Greene
Chief Financial Officer

(651) 787-1068

NEWS RELEASE

October 25, 2007

DELUXE REPORTS THIRD QUARTER 2007 RESULTS

•	Increases cost reduction program by $75 million

•	Declares regular quarterly dividend

St. Paul, Minn. — Deluxe Corporation (NYSE: DLX) reported third quarter diluted earnings per share (EPS) of $0.62 on net income of $32.2 million. EPS for the third quarter of 2006 was $0.61 on net income of $31.2 million, which included 4 cents per share benefit from a lower effective tax rate as compared to the 2007 period.

“Continued stabilization in the revenue of our personal check businesses combined with further success on our cost savings initiatives allowed us to stay on track with our transformation and report strong results for the quarter,” said Lee Schram, CEO of Deluxe. “We continue to find new opportunities to pursue and are pleased to announce we now have plans in place to achieve an additional $75 million in cost savings, which we expect to realize during 2008 and 2009.”

Third Quarter Performance
Revenue for the quarter was $388.6 million compared to $398.1 million during the third quarter of 2006. Small Business Services revenue was $8.3 million lower due to the first quarter sale of our industrial packaging product line, which accounted for $51 million in annual revenue in 2006, partially offset by the October 2006 acquisition of the Johnson Group. Financial Services revenue decreased $0.7 million while Direct Checks revenue decreased $0.5 million.

Gross margin improved to 63.1 percent of revenue compared to 62.4 percent in 2006. Reductions in manufacturing costs from production efficiencies and lower material costs related to product mix contributed to the increase. Higher costs from delivery rate increases and continued implementation of the new check delivery packaging announced last quarter partially offset the aforementioned savings.

SG&A expense decreased $6.3 million compared to the third quarter of 2006. The decrease resulted from cost saving initiatives, primarily in selling infrastructure, information technology, and from lower amortization. These benefits were partly offset by higher expense for performance-based employee compensation. As a percent of revenue, SG&A decreased to 47.5 percent from 47.9 percent in 2006.

Operating income was $60.7 million, compared to $57.2 million in the third quarter of 2006. Operating margin was 15.6 percent of revenue compared to 14.4 percent in the prior year. The operating margin increase was driven by improved gross margin and lower SG&A expense.

Net income increased $1.0 million and diluted EPS increased $0.01 due to improved operating performance partially offset by a higher effective tax rate in 2007.

Third Quarter Performance by Business Segment
Small Business Services revenue was $225.8 million versus $234.1 million in 2006. The decline was due to the sale of the industrial packaging product line in the first quarter of this year, partially offset by revenue from the Johnson Group, a business acquired in October 2006 and a favorable Canadian exchange rate. Operating income increased to $30.2 million from $24.5 million in 2006 as a result of continued cost reductions, including lower manufacturing, information technology and selling costs, which more than offset increases in performance-based employee compensation and advertising.

Financial Services revenue was $113.0 million compared to $113.7 million in 2006. Order volume was nearly flat year over year as volume in the current quarter from net client gains in the second half of 2006 offset the decline in check usage. Operating income decreased slightly to $16.7 million from $17.3 million in 2006. Benefits from cost reduction initiatives were offset by delivery rate increases and higher performance-based employee compensation expense.

Direct Checks revenue was down slightly to $49.8 million compared to $50.3 million in 2006. Revenues from new products and accessories nearly offset the decline in check usage. Operating income was $13.8 million compared to $15.4 million in 2006. The decrease was caused by lower order volume, higher manufacturing costs due primarily to the introduction of new check delivery packaging last quarter and higher performance-based employee compensation.

Year-to-Date Operating Cash Flow Performance
Cash provided by operating activities for the first nine months of 2007 totaled $177.7 million, an increase of $5.3 million compared to last year. Improved operating results and progress with working capital initiatives offset higher payments for medical and severance benefits, income taxes and performance-based employee compensation.

Business Outlook
The Company stated that on a full year basis, revenue is expected to be between $1.608 billion and $1.615 billion, and diluted EPS is expected to be between $2.75 and $2.80. The Company also stated that it expects operating cash flows to be between $240 million and $250 million in 2007.

“Our operating cash flow in the quarter was better than expected. We repurchased $3 million of common stock in the quarter and, earlier this month, we satisfied our $325 million debt maturity on schedule,” Schram stated. “We are confident that as we continue to execute in the fourth quarter, we can close the year with strong progress and financial returns.”

Quarterly Dividend
The Board of Directors of Deluxe Corporation declared a regular quarterly dividend of 25 cents per share on all outstanding shares of the Company. The dividend will be payable on December 3, 2007 to shareholders of record at the close of business on November 19, 2007. The Company had 52,130,853 shares outstanding as of October 22, 2007.

Sidoti & Company, LLC Investor Conference
Deluxe management will present at the Sidoti & Company, LLC Third Annual Midwest Cash Flow Value Conference in Chicago, IL on November 5, 2007 at 9:00 a.m. (CST). A copy of this presentation will be available at www.deluxe.com/investors.

Conference Call Information
Deluxe will hold an open-access teleconference call today at 10:00 a.m. EDT (9:00 a.m. CDT) to review the financial results. All interested persons may listen to the call by dialing 866-362-4829 (access code 43144439). The presentation also will be available via a simultaneous webcast at www.deluxe.com/investors. An audio replay of the call will be available through midnight on November 1st by calling 888-286-8010 (access code 98860328). The presentation will be archived on Deluxe’s Web site.

About Deluxe
Deluxe Corporation, through its industry-leading businesses and brands, helps financial institutions and small businesses better manage, promote, and grow their businesses. The Company uses direct marketing, distributors, and a North American sales force to provide a wide range of customized products and services: personalized printed items (checks, forms, business cards, stationery, greeting cards, labels, and retail packaging supplies), promotional products and merchandising materials, fraud prevention services, and customer retention programs. The Company also sells personalized checks and accessories directly to consumers. For more information about Deluxe, visit www.deluxe.com.

Forward-Looking Statements
Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; declining demand for the Company’s check and check-related products and services due to increasing use of alternative payment methods; intense competition in the check printing business; continued consolidation of financial institutions, thereby reducing the number of potential customers and referral sources and increasing downward pressure on our revenues and gross margins; risks that our Small Business Services segment strategies to increase its pace of new customer acquisition and average annual sales to existing customers, while at the same time increase its operating margins, are delayed or unsuccessful; risks that cost reductions in the Company’s information technology, fulfillment and other shared services areas will be delayed or unsuccessful; performance shortfalls by the Company’s major suppliers, licensors or service providers; unanticipated delays, costs and expenses in the development and marketing of new products and services; and the impact of governmental laws and regulations. The Company’s cash dividends are declared by the Board of Directors on a current basis, and therefore may be subject to change. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s Form 10-K for the year ended December 31, 2006.

Financial Highlights

DELUXE CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Dollars and shares in millions, except per share amounts)
(Unaudited)

	Quarter Ended September 30,
	2007		2006
Revenue	$388.6		$398.1
Cost of goods sold	143.5	36.9%	149.7	37.6%

Gross profit	245.1	63.1%	248.4	62.4%
Selling, general and administrative expense	184.4	47.5%	190.7	47.9%
Net loss on assets held for sale	—	-	0.5	0.1%

Operating income	60.7	15.6%	57.2	14.4%
Interest expense	(15.5)	(4.0%)	(14.4)	(3.6%)
Other income	2.7	0.7%	0.6	0.2%

Income before income taxes	47.9	12.3%	43.4	10.9%
Income tax provision	15.7	4.0%	12.2	3.1%

Net income	$32.2	8.3%	$31.2	7.8%

Weighted average dilutive shares outstanding	52.1		51.3
Diluted earnings per share	$0.62		$0.61
Capital expenditures	$5.6		$5.6
Depreciation and amortization expense	$16.9		$19.5
Number of employees-end of period	8,089		8,629
Non-GAAP financial measure — EBITDA(1)	$80.3		$77.3

(1) Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) is not a measure of financial performance under generally accepted accounting principles (GAAP) in the United States of America. We disclose EBITDA because we believe it is useful in evaluating our operating performance compared to that of other companies in our industry, as the calculation eliminates the effects of long-term financing (i.e., interest expense), income taxes and the accounting effects of capital investments (i.e., depreciation and amortization), which may vary for companies for reasons unrelated to overall operating performance. In our case, depreciation and amortization of intangibles, as well as interest expense, were significantly impacted by the acquisition of New England Business Service, Inc. (NEBS) in June 2004. Additionally, interest expense in previous years was significantly impacted by borrowings used for our share repurchase programs. We believe that a measure of operating performance which excludes these impacts is helpful in analyzing our results. We also believe that an increasing EBITDA depicts increased ability to attract financing and increases the valuation of our business. We do not consider EBITDA to be a measure of cash flow, as it does not consider certain cash requirements such as interest, income taxes or debt service payments. We do not consider EBITDA to be a substitute for operating income or net income. Instead, we believe that EBITDA is a useful performance measure which should be considered in addition to GAAP performance measures. EBITDA is derived from net income as follows:

	Quarter Ended Sept. 30,
	2007	2006
EBITDA	$80.3	$77.3
Income tax provision	(15.7)	(12.2)
Interest expense	(15.5)	(14.4)
Depreciation and amortization expense	(16.9)	(19.5)

Net income	$32.2	$31.2

Financial Highlights

DELUXE CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Dollars and shares in millions, except per share amounts)
(Unaudited)

	Nine Months Ended September 30,
	2007		2006
Revenue	$1,192.3		$1,212.5
Cost of goods sold	435.6	36.5%	457.4	37.7%

Gross profit	756.7	63.5%	755.1	62.3%
Selling, general and administrative expense	563.3	47.2%	595.5	49.1%
Asset impairment loss	—	-	44.7	3.7%
Gain on sale of product line and assets held for sale(1)	(3.8)	(0.3%)	(4.5)	(0.4%)

Operating income	197.2	16.5%	119.4	9.8%
Interest expense	(42.2)	(3.5%)	(43.0)	(3.5%)
Other income	4.5	0.4%	0.4	-

Income before income taxes	159.5	13.4%	76.8	6.3%
Income tax provision	56.1	4.7%	23.7	2.0%

Income from continuing operations	103.4	8.7%	53.1	4.4%
Discontinued operations	—	-	0.4	-

Net income	$103.4	8.7%	$53.5	4.4%

Weighted average dilutive shares outstanding	51.9		51.2
Diluted per share information:
Income from continuing operations	$1.99		$1.03
Net income	$1.99		$1.03
Continuing operations:
Capital expenditures	$17.6		$33.9
Depreciation and amortization expense	$51.5		$66.0
Number of employees-end of period	8,089		8,629
Non-GAAP financial measure — EBITDA(2)	$253.2		$185.8

(1) In 2007, we sold our Small Business Services industrial packaging product line. In 2006, we sold two Financial Services facilities which were closed in 2004.

(2) Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) is not a measure of financial performance under generally accepted accounting principles (GAAP) in the United States of America. We disclose EBITDA because we believe it is useful in evaluating our operating performance compared to that of other companies in our industry, as the calculation eliminates the effects of long-term financing (i.e., interest expense), income taxes and the accounting effects of capital investments (i.e., depreciation and amortization), which may vary for companies for reasons unrelated to overall operating performance. In our case, depreciation and amortization of intangibles, as well as interest expense, were significantly impacted by the acquisition of New England Business Service, Inc. (NEBS) in June 2004. Additionally, interest expense in previous years was significantly impacted by borrowings used for our share repurchase programs. We believe that a measure of operating performance which excludes these impacts is helpful in analyzing our results. We also believe that an increasing EBITDA depicts increased ability to attract financing and increases the valuation of our business. We do not consider EBITDA to be a measure of cash flow, as it does not consider certain cash requirements such as interest, income taxes or debt service payments. We do not consider EBITDA to be a substitute for operating income or net income. Instead, we believe that EBITDA is a useful performance measure which should be considered in addition to GAAP performance measures. EBITDA is derived from net income as follows:

	Nine Months Ended
	Sept. 30,
	2007	2006
EBITDA	$253.2	$185.8
Discontinued operations	—	0.4
Income tax provision	(56.1)	(23.7)
Interest expense	(42.2)	(43.0)
Depreciation and amortization expense	(51.5)	(66.0)

Net income	$103.4	$53.5

DELUXE CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(In millions)
(Unaudited)

	September 30,	December 31,	September 30,
	2007	2006	2006
Cash and cash equivalents	$28.2	$11.6	$9.3
Marketable securities	217.0	—	—
Other current assets	173.7	190.5	177.9
Property, plant & equipment-net	137.9	142.3	144.7
Intangibles-net	153.2	178.5	183.6
Goodwill	585.1	590.5	581.2
Other non-current assets	155.2	153.7	199.0

Total assets	$1,450.3	$1,267.1	$1,295.7

Short-term debt & current portion of long-term debt	$326.7	$439.2	$162.4
Other current liabilities	228.1	225.3	213.2
Long-term debt	775.5	576.6	901.9
Deferred income taxes	13.9	16.3	45.7
Other non-current liabilities	81.6	75.4	41.0
Shareholders’ equity (deficit)	24.5	(65.7)	(68.5)

Total liabilities & shareholders’ equity (deficit)	$1,450.3	$1,267.1	$1,295.7

Shares outstanding	52.1	51.5	51.5

DELUXE CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Nine Months Ended
	September 30,
	2007	2006
Cash provided (used by):
Operating activities:
Net income	$103.4	$53.5
Depreciation and amortization of intangibles	51.5	66.0
Asset impairment loss	—	44.7
Contract acquisition payments	(12.8)	(16.1)
Other	35.6	24.3

Total operating activities	177.7	172.4

Investing activities:
Purchases of capital assets	(17.6)	(33.9)
Payment for acquisition	(2.3)	—
Proceeds from asset sales(1)	19.2	7.4
Net purchases of marketable securities	(216.9)	—
Other	4.1	3.6

Total investing activities	(213.5)	(22.9)

Financing activities:
Dividends	(39.0)	(54.1)
Share repurchases	(3.0)	—
Shares issued under employee plans	15.3	8.9
Net change in debt	82.5	(102.5)
Other	(4.7)	(2.5)

Total financing activities	51.1	(150.2)
Effect of exchange rate change on cash	1.3	0.1
Cash provided by discontinued operations	—	3.0

Net change in cash	16.6	2.4
Cash and cash equivalents: Beginning of period	11.6	6.9

Cash and cash equivalents: End of period	$28.2	$9.3

(1)	In 2007, we sold our Small Business Services industrial packaging product line. In 2006, we sold two Financial Services facilities which were closed in 2004.

DELUXE CORPORATION
SEGMENT INFORMATION
(In millions)
(Unaudited)

	Quarter Ended September 30,
	2007	2006
Revenue:
Small Business Services	$225.8	$234.1
Financial Services	113.0	113.7
Direct Checks	49.8	50.3

Total	$388.6	$398.1

Operating income:
Small Business Services	$30.2	$24.5
Financial Services	16.7	17.3
Direct Checks	13.8	15.4

Total	$60.7	$57.2

	Nine Months Ended September 30,
	2007	2006
Revenue:
Small Business Services	$687.7	$703.3
Financial Services	344.4	348.0
Direct Checks	160.2	161.2

Total	$1,192.3	$1,212.5

Operating income:
Small Business Services	$93.4	$37.6	*
Financial Services	55.6	30.4	*
Direct Checks	48.2	51.4

Total	$197.2	$119.4

The segment information reported here was calculated utilizing the methodology outlined in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2006.

• Includes an asset impairment loss of $18.3 million in Small Business Services and $26.4 million in Financial Services related to the abandonment of a software project in the second quarter of 2006.

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